Exhibit 99.1

WNS Announces Closing of Acquisition by Capgemini

NEW YORK & LONDON & MUMBAI, Oct. 17, 2025 — WNS (Holdings) Limited (NYSE: WNS) (“WNS”), a digital-led business transformation and services company, today announced the successful closing of its acquisition by Capgemini S.E. (EURONEXT PARIS: CAP) (“Capgemini”) pursuant to the terms of the Transaction Agreement (the “Agreement”) dated July 6, 2025 (the “Transaction”). Under the terms of the Agreement, Capgemini has acquired WNS for a cash consideration of $76.50 per WNS share, with the total cash consideration amounting to $3.3 billion, excluding WNS net financial debt.

With the completion of the Transaction, WNS shares will cease trading on the New York Stock Exchange on October 17, 2025.

“Our teams are looking forward to beginning this next chapter, joining forces with Capgemini to create a global powerhouse and build something truly transformative in the era of generative and agentic AI,” said Keshav R. Murugesh, CEO of WNS. “The next wave of transformation will be driven by intelligent, domain and industry-centric operations, delivering efficiency and agility through hyper-automation for superior business outcomes. Our shared values and culture will make for a seamless integration, enabling us to unlock exciting opportunities and long-term value for our clients, employees, partners, and communities.”

“Capgemini and WNS share a common vision of the potential of agentic AI to transform our clients’ business operations,” comments Aiman Ezzat, CEO of Capgemini. “By combining Capgemini’s global reach, strategy and transformation capabilities, technology and AI leadership with WNS’s industry expertise and platforms, we’re uniquely positioned to help our clients reinvent their business processes end-to-end and lead in their market. We can now move forward in building together a global leader in Intelligent Operations. I am delighted to welcome WNS’ employees to the Group.”

Settlement of the consideration to which any Scheme shareholder is entitled will be effected as set out in the scheme circular published by WNS on July 30, 2025. Beneficial holders will receive payment through their brokers and should contact their brokers. Registered shareholders will receive payment from the paying agent after submitting a duly completed and validly executed letter of transmittal, which the paying agent will send on or around the closing date.

For additional information, please review the company’s Form 8-K, which will be filed with the SEC in connection with today’s closing.

About WNS

WNS (Holdings) Limited (NYSE: WNS) is a digital-led business transformation and services company. WNS combines deep domain expertise with talent, technology, and AI to co-create innovative solutions for over 700 clients across various industries. WNS delivers an entire spectrum of solutions including industry-specific offerings, customer experience services, finance and accounting, human resources, procurement, and research and analytics to re-imagine the digital future of businesses. As of June 30, 2025, WNS had 66,085 professionals across 65 delivery centers worldwide including facilities in Canada, China, Costa Rica, India, Malaysia, the Philippines, Poland, Romania, South Africa, Sri Lanka, Turkey, the United Kingdom, and the United States.

For more information, visit www.wns.com or follow us on Facebook, Twitter, LinkedIn, and Instagram.

Safe Harbor Provision

This document includes information which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events, including statements regarding the business strategy of the combined company and anticipated benefits of the Transaction. Factors that could cause actual results to differ materially from those expressed or implied are discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. WNS undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:

Investors:	Media:
David Mackey EVP–Finance & Head of Investor Relations WNS (Holdings) Limited +1 (646) 908-2615 david.mackey@wns.com	Archana Raghuram EVP & Global Head–Marketing & Communications WNS (Holdings) Limited +91 (22) 4095 2397 archana.raghuram@wns.com; pr@wns.com